Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Analog Devices, Inc.’s (“Analog Devices”) consolidated balance sheet and statements of income, after giving effect to the merger (the “Merger”) with Linear Technology Corporation (“Linear”), certain related financing arrangements described in Note 1—Description of the Merger (the “Financing Arrangements”), and Analog Devices’ December 2016 bond offering (the “December Bond Offering”, and collectively with the Merger and the Financing Arrangements, the “Transactions”). The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with:

•	the historical consolidated financial statements and related notes of Analog Devices as of and for the three months ended January 28, 2017 included in Analog Devices’ Quarterly Report on Form 10-Q, filed with the SEC on February 15, 2017;

•	the historical consolidated financial statements and related notes of Analog Devices as of and for the year ended October 29, 2016 included in Analog Devices’ Annual Report on Form 10-K, filed with the SEC on November 22, 2016;

•	the historical consolidated financial statements and related notes of Linear as of and for the three and six months ended January 1, 2017 included in Linear’s Quarterly Report on Form 10-Q, filed with the SEC on January 31, 2017;

•	the historical consolidated financial statements and related notes of Linear as of and for the year ended July 3, 2016 included in Linear’s Annual Report on Form 10-K, filed with the SEC on August 25, 2016;

•	the historical consolidated financial statements and related notes of Linear as of and for the three months ended October 2, 2016 included in Linear’s Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2016; and

•	the historical consolidated financial statements and related notes of Linear as of and for the three months ended September 27, 2015 included in Linear’s Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2015.

The unaudited pro forma condensed combined balance sheet as of January 28, 2017 and the unaudited pro forma condensed combined statements of income for the year ended October 29, 2016 and the three months ended January 28, 2017, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheet of Analog Devices and the unaudited consolidated balance sheet of Linear as of January 28, 2017 and January 1, 2017, respectively, and gives effect to the Merger and the Financing Arrangements as if they had been completed on January 28, 2017. The unaudited pro forma condensed combined balance sheet does not give effect to the December Bond Offering as it has already been reflected in Analog Device’s historical consolidated balance sheet at January 28, 2017.

The unaudited pro forma condensed combined statements of income combine the historical results of Analog Devices and Linear for the three months ended January 28, 2017 and January 1, 2017, respectively, and the year ended October 29, 2016 and twelve months ended October 2, 2016, respectively, and gives effect to the Transactions as if they occurred on November 1, 2015. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined entity’s consolidated results.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the financial position or results of operations would actually have been if the Transactions occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Analog Devices and Linear as described further in Note 2—Basis of Pro Forma Presentation.

The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Analog Devices representing the accounting acquirer. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	Application of the acquisition method of accounting in connection with the Merger;

•	Adjustments to reflect the Financing Arrangements;

•	Transaction costs incurred in connection with the Merger; and

•	Adjustments to reflect the December Bond Offering.

The unaudited pro forma condensed combined statements of income also includes certain acquisition accounting and related financing adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impact of any revenue, cost or other operating synergies that may result from the Merger.

The unaudited pro forma condensed combined financial information includes preliminary adjustments that may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the results or financial position that actually would have occurred or that may occur in the future had the Transactions been completed on the dates indicated, nor does it purport to be indicative of the future operating results or financial position of Analog Devices after the Transactions. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” of Analog Devices’ Annual Report on Form 10-K, filed with the SEC on November 22, 2016.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Analog Devices. Known accounting policy differences have been adjusted for in Note 3 and Note 6(a). As Analog Devices finalizes the acquisition accounting for the Merger, or as more information becomes available, a more detailed review of the Linear accounting policies will be completed. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JANUARY 28, 2017

(In thousands)

	Historical
	Analog Devices as of January 28, 2017	Linear Technology as of January 1, 2017 (Note 3)	Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Adjustments for Financing	(Note References)	Pro Forma Condensed Combined
ASSETS
Current Assets
Cash	$4,987,263	$330,006	$(11,092,047)	5 (a)	$9,083,446	5 (k)	$3,308,668
Short-term investments	1,329,803	1,279,819	—		—		2,609,622
Accounts receivable	472,511	145,135	—		—		617,646
Inventories	365,586	98,548	339,359	5 (b)	—		803,493
Prepaid income tax	20,244	—	—		—		20,244
Prepaid expenses and other current assets	58,326	48,539	11,047	5 (j)	(3,713)	5 (k)	114,199

Total current assets	7,233,733	1,902,047	(10,741,641)		9,079,733		7,473,872

Property, plant and equipment, net	628,924	281,149	180,417	5 (c)	—		1,090,490
Other Assets
Deferred compensation plan investments	25,699	—	—		—		25,699
Other investments	22,991	—	—		—		22,991
Goodwill	1,677,399	2,185	10,669,688	5 (d)	—		12,349,272
Intangible assets, net	529,516	6,100	5,134,300	5 (e)	—		5,669,916
Deferred tax assets	34,166	—	—		—		34,166
Other assets	50,943	—	—		662	5 (k)	51,605

Total other assets	2,340,714	8,285	15,803,988		662		18,153,649

	$10,203,371	$2,191,481	$5,242,764		$9,080,395		$26,718,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$156,653	$17,197	$—		$—		$173,850
Deferred income on shipments to distributors, net	356,666	49,489	(49,489)	5 (f)	—		356,666
Income taxes payable	5,346	6,800	(14,489)	5 (j)	2,343	5 (k)	—
Accrued liabilities	292,961	126,131	106,931	5 (f)(h)(j)	(3,145)	5 (k)	522,878
Short-term debt	—	—	—		4,087,191	5 (k)	4,087,191

Total current liabilities	811,626	199,617	42,953		4,086,389		5,140,585
Non-current liabilities
Long-term debt	3,805,400	—	—		4,990,183	5 (k)	8,795,583
Deferred income taxes	103,244	67,818	2,468,478	5 (g)	—		2,639,540
Deferred compensation plan liability	25,699	—	—		—		25,699
Other non-current liabilities	150,971	46,234	37,434	5 (h)	—		234,639

Total non-current liabilities	4,085,314	114,052	2,505,912		4,990,183		11,695,461
Commitments and contingencies

Shareholders’ Equity
Common stock	51,535	240	9,088	5 (i)	—		60,863
Capital in excess of par value	457,944	2,192,229	2,425,618	5 (i)	—		5,075,791
Retained earnings and accumulated deficit	4,873,245	(314,459)	258,995	5 (g)(i)(j)	3,823	5 (k)	4,821,604
Accumulated other comprehensive income or loss	(76,293)	(198)	198	5 (i)	—		(76,293)

Total shareholders’ equity	5,306,431	1,877,812	2,693,899		3,823		9,881,965

	$10,203,371	$2,191,481	$5,242,764		$9,080,395		$26,718,011

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED OCTOBER 29, 2016

(In thousands)

	Historical
	Analog Devices Twelve Months Ended October 29, 2016	Linear Technology Twelve Months Ended October 2, 2016	Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Adjustments for Financing	(Note References)	December Notes Offering	(Note References)	Pro Forma Condensed Combined
Revenue	$3,421,409	$1,455,914	$—		$—		$—		$4,877,323
Cost of sales	1,194,236	350,422	151,248	6 (a)(b)(c)(d)	—		—		1,695,906

Gross Margin	2,227,173	1,105,492	(151,248)		—		—		3,181,417
Operating expenses:
Research and development	653,816	286,219	15,516	6 (a)(b)(c)	—		—		955,551
Selling, marketing, general and administrative	461,438	186,336	(14,451)	6 (a)(b)(c)	—		—		633,323
Amortization of intangibles	70,123	—	375,959	6 (d)	—		—		446,082
Special Charges	13,684	—	—		—		—		13,684

	1,199,061	472,555	377,024		—		—		2,048,640

Operating income	1,028,112	632,937	(528,272)		—		—		1,132,777
Nonoperating (income) expenses:
Interest expense	88,757	—	—		92,160	6 (g)	72,864	6 (h)	253,781
Interest income and other income	(21,221)	(7,082)	—		—		—		(28,303)
Other, net	3,655	—	—		—		—		3,655

	71,191	(7,082)	—		92,160		72,864		229,133

Income before income taxes	956,921	640,019	(528,272)		(92,160)		(72,864)		903,644
Provision for income taxes	95,257	142,598	(198,303)	6 (e)	(35,020)	6 (e)	(27,688)	6 (e)	(23,156)

Net income (loss)	$861,664	$497,421	$(329,969)		$(57,140)		$(45,176)		$926,800

Shares used to compute earnings per share - Basic	308,736		55,966	6 (f)					364,702

Shares used to compute earnings per share - Diluted	312,308		58,746	6 (f)					371,054

Basic earnings per share	$2.79								$2.54

Diluted earnings per share	$2.76								$2.50

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

ANALOG DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED JANUARY 28, 2017

(In thousands)

	Historical
	Analog Devices Three Months Ended January 28, 2017	Linear Technology Three Months Ended January 1, 2017	Pro Forma Adjustments for Acquisition	(Note References)	Pro Forma Adjustments for Financing	(Note References)	December Notes Offering	(Note References)	Pro Forma Condensed Combined
Revenue	$984,449	$375,817	$—		$—		$—		$1,360,266
Cost of sales	335,945	90,990	34,412	6 (a)(b)(c)(d)	—		—		461,347

Gross Margin	648,504	284,827	(34,412)		—		—		898,919
Operating expenses:
Research and development	183,954	77,030	(3,450)	6 (a)(b)(c)	—		—		257,534
Selling, marketing, general and administrative	130,659	47,552	(11,032)	6 (a)(b)(c)	—		—		167,179
Amortization of intangibles	18,160	—	93,990	6 (d)	—		—		112,150
Special Charges	49,463	—	—		—		—		49,463

	382,236	124,582	79,508		—		—		586,326

Operating income	266,268	160,245	(113,920)		—		—		312,593
Nonoperating (income) expenses:
Interest expense	42,614	—	—		14,943	6 (g)	7,238	6 (h)	64,795
Interest income and other income	(10,000)	(2,361)	—		—		—		(12,361)
Other, net	345	—	—		—		—		345

	32,959	(2,361)	—		14,943		7,238		52,779

Income before income taxes	233,309	162,606	(113,920)		(14,943)		(7,238)		259,814
Provision for income taxes	16,180	38,620	(43,099)	6 (e)	(5,678)	6 (e)	(2,750)	6 (e)	3,273

Net income (loss)	$217,129	$123,986	$(70,821)		$(9,265)		$(4,488)		$256,541

Shares used to compute earnings per share - Basic	308,786		56,738	6 (f)					365,524

Shares used to compute earnings per share - Diluted	313,076		58,746	6 (f)					371,822

Basic earnings per share	$0.70								$0.70

Diluted earnings per share	$0.69								$0.69

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1 – Description of the Merger

On July 26, 2016, Linear, Analog Devices and Tahoe Acquisition Corp. (“Merger Sub”) entered into the merger agreement. On March 10, 2017, Merger Sub merged with and into Linear, with Linear surviving the merger as a wholly owned subsidiary of Analog Devices.

Under the terms of the merger agreement, at the effective time (as defined therein), each outstanding share of common stock of Linear, including each restricted stock award and restricted stock unit award that became vested at the effective time, was automatically converted into the right to receive the following consideration: (b) $46.00 in cash, and (ii) $0.2321 shares of common stock of Analog Devices (the “Merger Consideration”).

Each outstanding Linear restricted stock award and restricted stock unit award that was outstanding immediately prior to the effective time, and did not become vested at the effective time, was converted into the right to receive the following:

•	For awards granted on or prior to July 22, 2016: Two adjusted awards with the same terms and conditions (including vesting) as were applicable to the corresponding Linear award immediately prior to the effective time as follows: (i) the right to receive an amount in cash equal to the product of (a) the number of shares of Linear common stock subject to such Linear restricted stock or restricted stock unit award immediately prior the effective time and (b) $46.00, and (ii) an Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (a) the number of shares of Linear common stock subject to the Linear restricted stock award or restricted stock unit award immediately prior to the effective time and (b) the exchange ratio of 0.2321.

•	For awards granted after July 22, 2016: An adjusted Analog Devices restricted stock award or restricted stock unit award, as applicable, relating to the number of shares of Analog Devices common stock equal to the product (rounded to the nearest whole number of shares) of (i) the number of shares of Linear common stock subject to such Linear restricted stock award or restricted stock unit award immediately prior to the effective time and (ii) 0.9947.

Analog Devices funded the cash portion of the Merger with a combination of short and long-term debt and cash on hand. In connection with the financing of the Merger, Analog Devices entered into the following financing transactions:

The Financing Arrangements

•	On March 10, 2017, in connection with the Merger, Analog Devices entered into a 90-day bridge facility (the “Bridge Credit Agreement”) in the amount of $4.1 billion. The Bridge Credit Agreement is expected to be repaid within 90 days after March 10, 2017 using cash on hand. This Bridge Credit Agreement replaced Analog Devices’ previous debt commitment letters, which included a 364-day bridge facility and a 90-day bridge facility. The 364-day bridge commitment was not drawn down and expired upon execution of the Bridge Credit Agreement;

•	On September 23, 2016, Analog Devices entered into a term loan agreement, which consisted of a 3-Year Term Loan Facility in the principal amount of $2.5 billion and a 5-Year Term Loan Facility in the principal amount of $2.5 billion, which were drawn down upon close; and

The December Bond Offering

•	On December 5, 2016, Analog Devices issued $400 million aggregate principal amount of 2.500% senior unsecured notes due December 5, 2021, $550 million aggregate principal amount of 3.125% senior unsecured notes due December 5, 2023, $900 million aggregate principal amount of 3.500% senior unsecured notes due December 5, 2026 and $250 million aggregate principal amount of 4.500% senior unsecured notes due December 5, 2036 (each the “2021 Notes”, the “2023 Notes”, and the “2026 Notes”, respectively, together the “Notes”) in a public offering.

The accompanying unaudited pro forma condensed combined financial statements reflects the financing of the Merger using cash on hand (cash on hand includes the proceeds from the December Bond Offering) and the proceeds from the Financing Agreements.

Note 2 — Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Analog Devices as of January 28, 2017 and Linear as of January 1, 2017. Linear’s 2016 fiscal year ended on July 3, 2016 and Analog Devices’ 2016 fiscal year ended on October 29, 2016. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing periods that differ by less than 93 days. The unaudited pro forma condensed combined statements of income were prepared using:

•	the historical unaudited consolidated statements of income of Analog Devices for the three months ended January 28, 2017;

•	the historical audited consolidated statements of income of Analog Devices for the year ended October 29, 2016;

•	the historical unaudited consolidated statements of income of Linear for the three months ended January 1, 2017;

•	the historical unaudited consolidated statements of income of Linear for the three months ended October 2, 2016;

•	the historical audited consolidated statements of income of Linear for the year ended July 3, 2016; and

•	the historical unaudited consolidated statements of income of Linear for the three months ended September 27, 2015.

Both Analog Devices’ and Linear’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical Linear financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform Linear’s financial statement presentation to that of Analog Devices.

The acquisition of Linear by Analog Devices will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Analog Devices representing the accounting acquirer. In the unaudited pro forma condensed combined balance sheet, Analog Devices has reflected the estimated acquisition date value of the assets acquired and liabilities assumed, based upon management’s preliminary estimate of their acquisition date fair values. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, which management believes are reasonable under the circumstances and are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Linear’s identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates of fair values. The excess of merger consideration over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill, (3) other changes to assets and liabilities and (4) any resulting impact to deferred income taxes.

The unaudited pro forma condensed combined statements of income also includes certain acquisition accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets and compensation expense for ongoing share-based compensation arrangements replaced as a requirement of the Merger. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost, or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated.

Note 3 – Reclassifications

Historical Linear financial information included within the unaudited pro forma condensed combined financial information has been reclassified to conform the presentation to that of Analog Devices as indicated in the table below:

Balance Sheet as of January 28, 2017 (in thousands)

Amount	Presentation in Linear Technology’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Consolidated Financial Statements
$2,185	Identifiable intangible assets, net and goodwill	Goodwill
6,100	Identifiable intangible assets, net and goodwill	Intangible assets, net
111,797	Accrued payroll and related benefits	Accrued liabilities
5,597	Deferred income on shipments to distributors, net	Accrued liabilities

Note 4 – Conforming Accounting Policies

At this time, except for Note 3 to reclassify certain balances presented in the historical financial statements of Linear to conform their presentation to that of Analog Devices, Analog Devices is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting. As part of the application of ASC 805, Analog Devices will conduct a more detailed review of Linear’s accounting policies in an effort to determine if differences in accounting policies require further reclassification of Linear’s results of operations or reclassification of assets or liabilities to conform to Analog Devices’ accounting policies and classifications. As a result, Analog Devices may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial information.

Note 5 – Estimated Merger Consideration and Allocation

The estimated merger consideration is approximately $15.8 billion based on the closing share price of Analog Devices common stock of $82.20 on March 10, 2017.

The following table summarizes the components of the preliminary merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars):

Cash consideration*	$11,092,047
Equity portion of purchase price**	4,593,655
Fair value of partially vested restricted stock and restricted stock units assumed***	70,954

Total Purchase Consideration	$15,756,656

*	The cash consideration was funded utilizing cash on hand, the net proceeds from the Financing Arrangements and the December Bond Offering. Reflects the cash portion of the purchase price paid to Linear shareholders of approximately $11,092.0 million, which includes $16.3 million for the cash-settled portion of consideration paid to holders of restricted stock and restricted stock awards which automatically vested at the effective time pursuant to pre-existing change-of-control agreements.
**	The fair value is based on the issuance of approximately 55.9 million of Analog Devices’ common shares with a per-share value of $82.20 (the closing price of Analog Common shares on The NASDAQ Global Select Market on March 10, 2017).
***	In connection with the Merger, Analog Devices issued equity and cash awards to certain Linear employees in replacement of Linear equity awards that were canceled at closing. The amount represents the portion of the fair value of the replacement equity and cash awards associated with services rendered though the Acquisition Date and have been included as a component of the total estimated purchase consideration.

The following is a preliminary allocation of the assets acquired and the liabilities assumed by Analog Devices in the transaction, reconciled to the purchase consideration transferred (in thousands):

Total estimated purchase consideration	(a	)	$15,756,656
Historical book value of net assets acquired			$1,877,812
Adjustments to:
Inventory	(b	)	339,359
Property, plant and equipment	(c	)	180,417
Intangible assets	(e	)	5,134,300
Write off of deferred income on shipments to distributors, net	(f	)	43,892
Deferred income taxes	(g	)	(2,483,478)
Employee liabilities assumed at closing	(h	)	(5,334)

Residual Goodwill	(d	)	$10,669,688

Adjustments for the Merger:

(a)	Reflects the cash portion of the purchase consideration paid to Linear shareholders of approximately $11,092.0 million, which includes $16.3 million for the cash-settled portion of consideration paid to holders of restricted stock and restricted stock awards which automatically vested at the effective time pursuant to pre-existing change-of-control agreements.

(b)	Reflects an estimated $339.4 million increase in value for Linear’s inventory balances to reflect their acquisition date fair value of $437.9 million. The fair value of inventory was estimated using the comparative sales method. This method utilizes the expected selling prices to customers as a basis of valuing finished goods, which is then adjusted for additional factors, including the time to dispose of inventory, expenses incurred at disposition and the profit commensurate with the amount of investment and degree of risk. The final fair value determination for inventories may differ materially from this preliminary determination. The increase will be expensed as the acquired inventory is sold, which is projected to occur within the first year after the closing date of the Merger. As this item will not have a continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statements of income.

(c)	Reflects an estimated $180.4 million increase in value for Linear’s property, plant and equipment balances to reflect their estimated acquisition date fair values of $461.6 million. The fair value estimate for property, plant and equipment is preliminary and has been determined based on the assumptions that management believes market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for property, plant and equipment may differ materially from this preliminary determination.

(d)	Goodwill is calculated as the difference between the fair value of the consideration paid and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows (in thousands):

As of January 28, 2017
Estimated goodwill related to this transaction	$10,671,873
Elimination of Linear Technology’s historical goodwill	(2,185)

Pro forma adjustment	$10,669,688

(e)	Adjustments to intangible assets expected to be recognized in connection with the Merger, consist of the following (in thousands):

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	11	$4,022,100	Intangible assets, net
Technology-based	8	1,046,100	Intangible assets, net
Trade name	7	72,200	Intangible assets, net

Total identifiable intangible assets		5,140,400

Historical Linear Technology intangible assets		6,100

Pro forma adjustment		$5,134,300

The fair value of the customer relationships was estimated using a multi-period excess earnings method, a form of the income approach, which incorporates the preliminary estimates of future cash flows to be generated from Linear’s existing customer base. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible assets and other identifiable intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period and discounted to present value. The primary components of this method consist of the estimated customer attrition rate, determination of excess earnings and an appropriate rate of return.

The fair values of Linear’s technology-based and trade name intangible assets were estimated using the relief from royalty method under the income approach, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used is determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

(f)	Reflects the elimination of $43.9 million of deferred income on past shipments made by Linear to distributors for which there are no remaining performance obligations at the acquisition date. As this item will not have a continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statements of income. The remaining $5.6 million of deferred revenue represents the accrual for price adjustments and was reclassified to accrued liabilities to conform to the presentation of Analog Devices in the unaudited condensed combined balance sheet.

(g)	The Merger is expected to result in carryover basis for all tax attributes. Based on the preliminary acquisition accounting, an adjustment was recorded to reflect a net increase in deferred income tax liability of $2,483.5 million as a result of the pro forma fair value adjustments for the assets acquired and liabilities assumed, including a deferred tax asset reflecting the expected future tax benefit for the vested portion of restricted stock awards and restricted stock units converted into (i) common stock and common stock awards of Analog Devices and (ii) a cash award, in connection with the Merger and included within merger consideration above. Also included in this adjustment is an increase to the deferred income tax liability of approximately $400.0 million to reflect the estimated liability for Linear’s historical balance of foreign earnings and profits that the combined company no longer expects to permanently reinvest as a result of a post-acquisition restructuring.

The estimate of deferred taxes was determined based on the estimated book basis of the net assets acquired after the application of acquisition accounting as compared to the tax basis of the net assets acquired using a blended statutory tax rate. These estimates are preliminary and adjustments to established deferred tax assets and liabilities could change due to refined determination of statutory rates, as well as the changes in the estimates of the fair values of assets acquired and liabilities assumed occur in conjunction with the finalization of the acquisition accounting and these changes in estimates could be material.

Analog Devices has also considered certain of the deferred tax liabilities recorded in acquisition accounting to be a source of income to support the realization of certain legacy U.S. deferred tax assets. As a result, Analog Devices recognized an income tax benefit in the second quarter of fiscal year 2017 in the amount of $15.0 million for the partial release of Analog Devices’ legacy valuation allowance on certain legacy state tax credits carryovers. As this adjustment was considered non-recurring, it has not been presented as an adjustment in the unaudited pro forma condensed combined statements of operations; however, this benefit is reflected as an increase to retained earnings in the unaudited condensed combined balance sheet at January 28, 2017. Analog Devices continues to maintain a valuation allowance against its remaining legacy state tax credits. If a change in projected state apportionment factors or other relevant information becomes available during acquisition accounting, the impact of any adjustment to the realizability of Analog Devices’ legacy state tax credits would result in an adjustment to such valuation allowance with an offset to net income.

(h)	Reflects an increase to other non-current liabilities of $37.4 million to reflect the estimate of the cash-settled portion of replacement awards included in the purchase consideration and an adjustment of $5.3 million to accrued expenses for amounts due to certain executives for pre-existing change-in-control payments assumed at close.

(i)	Reflects the elimination of historical book value of the net assets acquired from Linear as of January 1, 2017, derived from Linear’s 10-Q filed with the SEC on January 31, 2017. The unaudited pro forma condensed combined balance sheet reflects the elimination of Linear’s historical common stock, capital in excess of par, accumulated other comprehensive income or loss and retained earnings and accumulated deficit as part of acquisition accounting.

This adjustment also reflects the issuance of (a) approximately 56.0 million shares of Analog Devices common stock, including common stock issued in connection with certain restricted stock awards and restricted stock units which were vested at the effective time and were converted into the right to receive merger consideration, for a total adjustment to common stock of $9.3 million and (b) excess paid in capital associated with the issuance of such shares, as well as the fair value of the portion of assumed restricted stock awards and restricted stock units included in consideration transferred, for a total adjustment to capital in excess of par value of $4,617.8 million.

(j)	Reflects an adjustment to accrued expenses of $96.0 million net, with a corresponding tax benefit of $25.5 million, for contingent transaction fees that were payable upon close, and a corresponding reduction in retained earnings for the portion of the transaction costs that is expected to be deductible for tax purposes. Of the $25.5 million estimated tax benefit, $14.5 million has been recorded as a reduction to income taxes payable and $11.0 million has been recorded as an increase to prepaid expenses and other current assets. The evaluation of the deductibility of the transaction costs, and the ability to utilize such benefits, is preliminary and subject to change and such changes could be material.

Adjustments for Financing Arrangements:

(k)	A portion of the cash consideration to Linear stockholders of $11.1 billion was funded by the Financing Arrangements. As part of the Financing Arrangements, Analog Devices incurred debt of $9.1 billion, prior to the consideration of debt issuance costs of $23.3 million which was recorded as a direct reduction to the carrying amount of the respective debt facilities and will be amortized over the term of the bridge facilities and term loans. Of the net debt of $9.1 billion, $4.1 billion and $5.0 billion will be recognized as short-term debt and long-term debt, respectively. In addition, Analog Devices incurred $0.7 million of financing fees related to the revolving line of credit which were capitalized and included within other assets.

As of January 28, 2017, Analog Devices has incurred $33.6 million in financing costs related to the prior 364-day bridge commitment and the Bridge Credit Agreement that are included in historical retained earnings, of which $3.1 million remained accrued and unpaid as of January 28, 2017. A net adjustment of $3.8 million has been recorded to retained earnings, net of the $2.3 million related tax impact, to (i) eliminate historic fees incurred for the Bridge Credit Agreement, which have been reflected as contra-debt in the pro forma condensed combined balance sheet, and (ii) reflect the incremental fees incurred in connection with the 364-day bridge commitment, which expired upon closing of the Transactions. A corresponding adjustment was recorded to accrued expenses of $3.1 million and cash of $3.0 million. An adjustment was also recorded to remove prepaid financing fees, with a corresponding adjustment to cash of $3.7 million.

Note 6 – Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

The pro forma adjustments in the unaudited pro forma condensed combined statements of income are as follows:

Adjustments for the Merger:

(a)	Reflects additional depreciation expense for the estimated fair value adjustment of acquired property, plant and equipment on a straight-line basis as follows (in thousands):

	Twelve months ended October 29, 2016	Three months ended January 28, 2017
Cost of sales	$20,452	3,973
Research and development	870	169
Selling, marketing, general and administrative	435	85

	$21,757	4,227

(b)	Reflects an adjustment of $32.0 million and $18.8 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively, representing the elimination of the compensation, advisory, legal and accounting expenses incurred by both Analog Devices and Linear in connection with the Merger, which are not expected to have a continuing impact on results of operations (in thousands):

	Twelve months ended October 29, 2016	Three months ended January 28, 2017
Cost of sales	$(2,000)	(2,000)
Research and development	(5,000)	(5,000)
Selling, marketing, general and administrative	(24,994)	(11,828)

	$(31,994)	(18,828)

(c)	Reflects an adjustment for additional stock-based compensation expense of $34.0 million and $2.4 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively, representing the estimated differences between historical amounts recorded in the financial statements and the estimated fair value related to the unvested portion of the Linear equity awards converted into Analog Devices equity awards in connection with the Merger as follows (in thousands):

	Twelve months ended October 29, 2016	Three months ended January 28, 2017
Cost of sales	$4,233	298
Research and development	19,646	1,381
Selling, marketing, general and administrative	10,108	711

	$33,987	2,390

The replacement share-based awards vest over their respective service periods, which occur during the first five years in the post-combination period.

(d)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets, recognized on a straight-line basis, of $538.0 million and $134.5 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively, as follows (in thousands):

	Twelve months ended October 29, 2016	Three months ended January 28, 2017
Cost of sales	$128,563	32,141
Amortization of intangibles	375,959	93,990

	$504,522	126,131

These preliminary estimates of fair value and estimated useful lives may differ from final amounts that Analog Devices will calculate after completing a detailed valuation analysis and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets would cause a corresponding increase in the amortization expense of approximately $50.7 million and $12.7 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively. A 10% increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense of approximately $46.1 million and $11.5 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively.

(e)	Reflects tax effects of the pro forma adjustments based on the estimated blended statutory tax rates in effect.

(f)	Reflects the weighted average shares outstanding used to compute basic and diluted net income per share for the year ended October 29, 2016 and three months ended January 28, 2017, that has been adjusted to give effect to approximately 56.0 million shares of Analog Device’s common stock issued upon closing of the Merger as if such issuances had occurred on November 1, 2015. Diluted net income per share also gives effect to the impact of potentially dilutive securities of Analog Devices that were issued to replace certain restricted stock awards and restricted stock unit awards of Linear at the close of the Merger.

Basic net income per share for the three months ended January 28, 2017 also includes the impact of those replacement restricted stock awards and restricted stock units issued at the close of the Merger, that are expected to vest during the twelve months ended October 29, 2016 and become outstanding shares of Analog Device’s common stock as of the beginning of the first quarter of fiscal year 2017.

Adjustments for the Financing Arrangements:

(g)	Reflects the following financing adjustments to interest expense resulting from the term loan facilities:

(i) increase of $109.9 million and $27.5 million for the twelve months ended October 29, 2016 and three months ended January 28, 2017, respectively, to reflect the estimated interest expense associated with the term loan facilities. The condensed combined statement of operations does not reflect the three months of interest expense or financing fees incurred in connection with the Bridge Credit Agreement, as the Bridge Credit Facility is expected to be repaid within 90 days of the closing date and therefore will not have a continuing impact on the combined entity’s consolidated results. Borrowings bear interest at a variable rate based on the one-month LIBOR plus an estimated margin of 1.125% per annum for the 3-Year Term Loan Facility, while the 5-Year Term Loan Facility bears interest at a variable rate based on the one-month LIBOR plus an estimated margin of 1.25% per annum. Three months of interest expense on the Bridge Credit Facility would have approximated $21.9 million at current interest rates. One-time financing fees incurred in connection with the Bridge Credit Facility approximated $12.8. million;

(ii) increase of $2.7 million and $0.7 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively, to reflect the amortization of estimated debt issuance costs associated with the establishment of the financing facilities, less historic amortization of debt issuance costs; and

(iii) decrease of $20.4 million and $13.2 million to eliminate the non-recurring impact of commitment fees and finance structuring fees incurred in the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively, associated with the Financing Arrangements.

If LIBOR were to increase by 0.125%, interest expense on the term loan facilities would increase by $6.3 million and $1.6 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively.

Adjustments for the December Bond Offering:

(h)	Represents an adjustment to reflect the incremental interest expense for the December Bond Offering, as if it had occurred on November 1, 2015:

(i) increase of $70.0 million and $17.5 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017, respectively, to reflect interest expense as if the notes had been outstanding for the full twelve and three-month periods, respectively;

(ii) increase of $2.9 million and $0.7 million for the twelve months ended October 29, 2016 and the three months ended January 28, 2017 to reflect the amortization of estimated debt issuance costs associated with the December Bond Offering; and

(iii) decrease of $11.0 million to eliminate existing interest on the December Bond Offering for the three months ended January 28, 2017.